Exhibit 99.2

Convergys to be Acquired by SYNNEX Corporation for $2.8 Billion in Cash and Stock

Transaction Combines Complementary Reach, Talent, Expertise and Technology to Create
Premier Global Customer Engagement Services Company

CINCINNATI – June 28, 2018 – Convergys Corporation (NYSE: CVG), a global leader in customer experience outsourcing, today announced that it has entered into a definitive agreement under which SYNNEX Corporation (NYSE: SNX), a leading business process services company, will acquire Convergys in a cash and stock transaction with an enterprise value of approximately $2.8 billion, including approximately $170 million of Convergys outstanding net debt.  Under the terms of the agreement, Convergys shareholders will receive $13.25 per share in cash and 0.1193 shares of SYNNEX common stock for each Convergys common share they own, subject to a collar as described in the agreement.  The implied price of $26.50 per Convergys share represents a LTM EBITDA multiple of 8.4x (as of March 31, 2018) and an 18% premium to the Company’s unaffected closing stock price on May 10, 2018, the last trading day prior to published market speculation regarding a potential transaction involving Convergys.

Following the close of the transaction, it is expected that Convergys will be combined with SYNNEX’s industry-leading CRM BPO subsidiary, Concentrix, thereby enhancing the capabilities and talent of both organizations and creating a premier global customer engagement services company.

Andrea Ayers, president and chief executive officer of Convergys, said, “We are pleased to have reached this agreement, which provides important benefits for all of our stakeholders, including our shareholders, who will receive an immediate premium in addition to value from their equity participation in the growth and synergies resulting from the combination of Convergys and SYNNEX.  Convergys clients will be even better served by the combined organization’s increased scale, strong talent, best-in-class analytics, technology, and digital offerings, and a shared commitment to helping them successfully navigate the increasingly complex CX ecosystem.  After nearly 30 years at Convergys, I can confidently say that our people exemplify the very best in the business, and they will join a company with highly complementary capabilities and a similar culture.  Indeed, we expect Convergys employees to gain expanded career opportunities as part of a larger organization with an enhanced industry-leading position.  Concentrix is an ideal partner for Convergys, and we look forward to a seamless transition.”

Additional details regarding the combination and the strategic and financial benefits it creates are available in a separate press release issued today by SYNNEX and available on its website.

The transaction has been approved by both companies’ boards of directors and is expected to close by the end of the 2018 calendar year, subject to the approval of shareholders of both companies, the receipt of regulatory approvals and other customary closing conditions.

Centerview Partners is acting as financial advisor to Convergys, and Wachtell, Lipton, Rosen & Katz is legal counsel.

SYNNEX Conference Call and Webcast

SYNNEX will host a conference call and webcast today, Thursday, June 28, 2018 at 2:00 PM (PT) / 5:00 PM (ET) to discuss this announcement.  A live audio broadcast of the call will be available at http://ir.synnex.com.  A replay of the webcast will be available at approximately two hours after the earnings call has concluded.

About Convergys

Convergys delivers consistent, quality customer experiences in 58 languages and from more than 150 locations around the globe. We partner with our clients to improve customer loyalty, reduce costs, and generate revenue through an extensive portfolio of capabilities, including customer care, analytics, tech support, collections, home agent, and end-to-end selling. We are committed to delighting our clients and their customers, delivering value to our shareholders, and creating opportunities for our talented, caring employees in 33 countries around the world.

Visit www.convergys.com to learn more about us.

Supporting Resources

Follow us on Twitter and Facebook.

(Convergys and the Convergys logo are registered trademarks of Convergys Corporation).

About SYNNEX Corporation

SYNNEX Corporation is a Fortune 500 corporation and a leading business process services company, providing a comprehensive range of distribution, logistics and integration services for the technology industry and providing outsourced services focused on customer engagement strategy to a broad range of enterprises.  SYNNEX distributes a broad range of information technology systems and products, and also provides systems design and integration solutions. Concentrix, a wholly-owned subsidiary of SYNNEX Corporation, offers a portfolio of strategic solutions and end-to-end business services around customer engagement strategy, process optimization, technology innovation, front and back-office automation and business transformation to clients in ten identified industry verticals. Founded in 1980, SYNNEX Corporation operates in numerous countries throughout North and South America, Asia Pacific and Europe. Additional information about SYNNEX may be found online at www.synnex.com.

Additional Information and Where to Find It

In connection with the proposed transaction between SYNNEX and Convergys, SYNNEX and Convergys will file relevant materials with the Securities and Exchange Commission (the “SEC”), including a SYNNEX registration statement on Form S-4 that will include a joint proxy statement of SYNNEX and Convergys that also constitutes a prospectus of SYNNEX, and a definitive joint proxy statement/prospectus will be mailed to stockholders of SYNNEX and shareholders of Convergys.  INVESTORS AND SECURITY HOLDERS OF SYNNEX and CONVERGYS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  Investors and security holders will be able to obtain free copies of the registration statement and the joint proxy statement/prospectus (when available) and other documents filed with the SEC by SYNNEX or Convergys through the website maintained by the SEC at http://www.sec.gov.  Copies of the documents filed with the SEC by SYNNEX will be available free of charge within the Investors section of SYNNEX’s website at http://ir.synnex.com or by contacting SYNNEX’s Investor Relations Department at 510-668-8436.  Copies of the documents filed with the SEC by Convergys will be available free of charge on Convergys’s website at http://investor.convergys.com/ or by contacting Convergys’s Investor Relations Department at (513) 723-7768.

No Offer or Solicitation

This communication is for informational purposes only and not intended to and does not constitute an offer to subscribe for, buy or sell, the solicitation of an offer to subscribe for, buy or sell or an invitation to subscribe for, buy or sell any securities or the solicitation of any vote or approval in any jurisdiction pursuant to or in connection with the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law.  No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law.

Participants in Solicitation

SYNNEX, Convergys, and their respective directors and certain of their respective executive officers may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction.  Information about the directors and executive officers of SYNNEX is set forth in its Annual Report on Form 10-K for the year ended November 30, 2017, which was filed with the SEC on January 26, 2018, and its proxy statement for its 2018 annual meeting of stockholders, which was filed with the SEC on February 22, 2018.  Information about the directors and executive officers of Convergys is set forth in its Annual Report on Form 10-K for the year ended December 31, 2017, which was filed with the SEC on February 21, 2018, and its proxy statement for its 2018 annual meeting of shareholders, which was filed with the SEC on March 16, 2018.  Other information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the proposed transaction when they become available.

Forward-Looking Statements

DISCLOSURE NOTICE:  This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 related to SYNNEX Corporation (“SYNNEX”), Convergys Corporation (“Convergys”) and the proposed acquisition of Convergys by SYNNEX.  All statements other than statements of historical fact are forward-looking statements for purposes of federal and state securities laws.  These forward-looking statements involve uncertainties that could significantly affect the financial or operating results of Convergys, SYNNEX or the combined company.  These forward-looking statements may be identified by terms such as anticipate, believe, foresee, expect, intend, plan, may, will, could and should and the negative of these terms or other similar expressions.  Forward-looking statements in this press release include, among other things, statements about the potential benefits of the proposed acquisition, including future financial and operating results, plans, objectives, expectations and intentions; the anticipated timing of closing of the acquisition; and the methods SYNNEX will use to finance the cash portion of the transaction.  In addition, all statements that address operating performance, events or developments that we expect or anticipate will occur in the future — including statements relating to creating value for stockholders, benefits of the proposed transactions to customers, vendors, employees, stockholders and other constituents of the combined company, integrating our companies, cost savings and the expected timetable for completing the proposed transaction — are forward-looking statements.  These forward-looking statements involve substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements.  Risks and uncertainties include, among other things, risks related to the satisfaction of the conditions to closing the acquisition (including the failure to obtain necessary regulatory and shareholder approvals) in the anticipated timeframe or at all; risks related to the ability to realize the anticipated benefits of the acquisition, including the possibility that the expected benefits from the proposed acquisition will not be realized or will not be realized within the expected time period; the risk that the businesses will not be integrated successfully; disruption from the transaction making it more difficult to maintain business, contractual and operational relationships; the unfavorable outcome of any legal proceedings that have been or may be instituted against SYNNEX, Convergys or the combined company; failure to protect proprietary or personally identifiable data against unauthorized access or unintended release; the ability to retain key personnel; negative effects of this announcement or the consummation of the proposed acquisition on the market price of the capital stock of SYNNEX and Convergys, and on SYNNEX’s and Convergys’s operating results; significant transaction costs, fees, expenses and charges; unknown liabilities; the risk of litigation and/or regulatory actions related to the proposed acquisition; the financing of the transaction; other business effects, including the effects of industry, market, economic, political or regulatory conditions; future exchange and interest rates; changes in tax and other laws, regulations, rates and policies; future business combinations or disposals; and competitive developments.

A further description of risks and uncertainties relating to SYNNEX and Convergys can be found in their respective most recent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed with the U.S. Securities and Exchange Commission and available at www.sec.gov.

Neither SYNNEX nor Convergys assumes any obligation to update the forward-looking statements contained in this press release as the result of new information or future events or developments.

Convergys Corporation Contacts

Investor Relations
David Stein, +1 513-723-7768
investor@convergys.com

or

Public/Media Relations
Krista Boyle, +1 513-723-2061
krista.boyle@convergys.com